UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024

CERENCE INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39030	83-4177087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Mall Road, Suite 416 Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 362-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRNC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On December 23, 2024, Cerence Inc. (the “Company”) delivered notice of termination of that certain Credit Agreement, dated as of June 12, 2020, by and among the Company, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent (as amended by Amendment No. 1, dated December 17, 2020, Amendment No. 2, dated November 22, 2022 and Amendment No 3, dated April 12, 2024) (the “Credit Agreement”), with such termination to be effective as of December 31, 2024. There are no revolving loans outstanding under the Credit Agreement.

Item 7.01	Regulation FD Disclosure.

A press release, dated December 23, 2024, announcing the repurchase of the Notes (as defined below) is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On December 23, 2024, the Company entered into privately negotiated transactions with certain holders of its 3.00% Convertible Senior Notes due 2025 (the “Notes”), pursuant to which the Company agreed to repurchase approximately $27 million aggregate principal amount of Notes from such holders at a cash repurchase price equal to 98.5% of their principal amount together with accrued and unpaid interest to (but not including) the date of repurchase. The Company intends to cancel the repurchased Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Cerence Inc. on December 23, 2024 (furnished herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cerence Inc.

Date: December 23, 2024	By:	/s/ Brian Krzanich
	Name:	Brian Krzanich
	Title:	Chief Executive Officer